Exhibit 3.2

Number 482042

Certificate of Incorporation
on re-registration as a public limited company

I hereby certify that

XL GROUP PUBLIC LIMITED COMPANY

has this day been re-registered under the
Companies Acts 1963 to 2009 and
that the company is a public limited company.

Given under my hand at Dublin, this

Monday, the 17th day of May, 2010

for Registrar of Companies

Certificate handed to	A&L Goodbody Solicitors 25-28 North Wall Quay Dublin I

Signed:	Date:	17th May 2010